PULASKI BANCORP, INC. AND SUBSIDIARY
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE




                                                           Three Months Ended
                                                              March 31, 2000
                                                           ------------------

Net income                                                    $  466,270

Weighted average shares outstanding - basic and diluted        1,956,846

Basic and diluted earnings per share                          $     0.24










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